Exhibit 99.1

PRESS RELEASE

Contacts: Kevin C. O’Boyle Chief Financial Officer NuVasive, Inc. 858-909-1800 investorrelations@nuvasive.com	Investors/Media: Stephanie Carrington/Greg Tiberend The Ruth Group 646-536-7017/7005 scarrington@theruthgroup.com gtiberend@theruthgroup.com

NUVASIVE REPORTS 69.5% INCREASE IN 2004 REVENUES

Fourth Quarter Highlights:

•                  Generated revenues of $11.8 million - up 78.2% year-over-year and 16.1% quarter-over-quarter

•                  Gross profit increased to $8.9 million - up 86.5% year-over-year and 18.0% quarter-over-quarter

•                  Gross margin increased to 75.5% - up 350 basis points year-over-year

Full Year Highlights:

•                  Revenues increased 69.5% to $38.4 million

•                  Gross profit increased 77.7% to $28.2 million

•                  Number of surgeons trained on MAS platform increased to 202 for the full year 2004

SAN DIEGO, February 17, 2005 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today fourth quarter and full year financial results for the period ended December 31, 2004.

The Company reported fourth quarter revenues of $11.8 million, a 78.2% increase over the $6.6 million for the fourth quarter of 2003 and a 16.1% increase over the $10.2 million for the third quarter of 2004.  Full year 2004 revenues were $38.4 million a 69.5% increase over the $22.7 million for the full year 2003.  Maximum Access Surgery (MAS) revenues for the fourth quarter were $9.1 million, an increase of 126.9% from the fourth quarter of 2003, and up 13.4% from the third quarter of 2004.  MAS revenues for the full year were $28.1 million, an increase of 133.1% from the full year 2003.

Gross profit for the fourth quarter of 2004 was $8.9 million with a gross margin of 75.5%, compared with a gross profit of $4.8 million with a gross margin of 72.1% in the fourth quarter of 2003.  For the third quarter of 2004, gross profit was $7.6 million with a gross margin of 74.2%.  For the full year, gross profit was $28.2 million with a gross margin of 73.4%.  This compares with gross profit of $15.8 million with a gross margin of 70.0% for the full year 2003.

Total operating expenses for the fourth quarter of 2004 was $11.9 million, compared with $8.1 million in the fourth quarter of 2003 and $10.6 million for the third quarter of 2004.  Total operating expenses, excluding stock-based compensation expense, for the fourth quarter of 2004 were $11.0 million, compared with $7.7 million in the fourth quarter of 2003 and $9.3 million for the third quarter of 2004. The quarter-over-quarter increase reflects continued investment in the Company’s next generation MAS products and continued surgeon education, marketing, and trade show related costs.

Total operating expenses for the full 2004 year was $42.8 million, compared with $25.8 million for the full year 2003. The year-over-year increase reflects continued investment in the Company’s MAS products, specifically the SpheRx pedicle screw system, MaXcess Micro-Access, and NeuroVision Nerve Root Retractor, all released in 2004, and continued investment in the development of the Total Disc Replacement (TDR) products.  The Company also expanded its surgeon education, marketing, and training programs in 2004 by doubling the number of surgeons trained on the MAS product platform to over 200.

On a GAAP basis for the three-month period ended December 31, 2004, the Company reported a net loss of $2.7 million, or $0.12 per share.  On a pro forma basis, fourth quarter net loss excluding stock based compensation was $1.8 million, or $0.08 per share.  On a GAAP basis for the full year period ended December 31, 2004, the Company reported a net loss of $14.2 million, or $0.91 per share.  On a pro forma basis, full year net loss excluding stock based compensation was $8.1 million, or $0.52 per share.

Cash, cash equivalents and short-term investments were $56.2 million at the end of the fourth quarter 2004.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “Our strong fourth quarter and full year results reflect the substantial momentum that continues to build in the adoption by spine surgeons of our innovative products and technologies.  We more than doubled the surgeons trained on our MAS platform in 2004 to 202 trained.  The three products launched during the third quarter to expand our MAS platform saw strong initial acceptance and continue to generate positive surgeon feedback and should significantly contribute to 2005 revenue.”

Mr. Lukianov continued, “We continue to execute on our strategy of aggressive sales, marketing and training initiatives, and expect further penetration of the spine surgery market to continue in 2005.  We are especially pleased with the performance of our MAS product platform, which accounted for 73% of 2004 sales. Our MAS product mix target remains at 75% of sales, plus or minus 2 to 3 points related to various product promotions and incentives throughout the year. We are focused on the expansion of our product pipeline. This includes our initial TDR product for the cervical region of the spine, which we believe offers the most substantial near-term opportunity in the TDR market.  The vertical integration of our MAS platform and leveraging of cross-selling opportunities as we continue to expand our product line are key components of our 2005 strategy.  We have recently relocated and tripled our facility size, with increased warehousing, training and distribution capacity. Our enhanced Cadaver Operating Theatre enables us to train six individual surgeons simultaneously and up to 24 surgeons in a workshop format.  We believe our operating theatre is the finest corporate on-site spine training facility in the United States today.”

For the full year 2005, the Company expects revenue to be in the range of $59 million to $61 million.  For the first quarter of 2005, the Company expects revenue to be in the range of $12.3 million to $12.6 million.

AAOS

NuVasive will be participating in the American Academy of Orthopaedic Surgeons (AAOS) 2005 Annual Meeting at the Washington Convention Center in Washington, D.C., February 23-27, 2005.

At the AAOS 2005 Annual Meeting, the Company will be showcasing its leading spine surgery products and technologies including the most recent additions to the Company’s MAS™ platform: SpheRx™ Pedicle Screw System, MaXcess™ Micro-Access and NeuroVision® Nerve Root Retractor, all launched during the third quarter of 2004. NuVasive products and technologies will be located at Booth 203. The company’s executive management team will be present at the AAOS and will include Alexis V. Lukianov, Chairman and Chief Executive Officer, Keith Valentine, President, and Kevin C. O’Boyle, Executive Vice President and Chief Financial Officer.

Conference Call

NuVasive will host a conference call today at 5:00 p.m. EST / 2:00 p.m. PST. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.  The dial-in numbers are 1-800-811-0667 for domestic callers, and 1-913-981-4901 for international.  The reservation number for both is 6244490.  After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through March 17, 2005.  In addition, a telephonic replay of the call will be available until March 8, 2005.  The replay dial-in numbers are 1-888-203-1112 for domestic callers and 1-719-457-0820 for international callers.  Please use reservation code 6244490.

About NuVasive

NuVasive is a medical device company focusing on the design, development and marketing of products for use in minimally disruptive surgical treatments for the spine. NuVasive’s Maximum Access Surgery (MAS™) product platform includes the NeuroVision® nerve avoidance system, MaXcess™ spine access system, and specialized implants.  NuVasive also offers classic fusion implant products for use in spine surgery and has an R&D pipeline emphasizing motion preservation products such as Total Disc Replacement (TDR).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the rapidly changing and competitive nature of the medical device industry, NuVasive’s ability to convince surgeons to use its products, the ability of patients to obtain third-party reimbursement for surgical procedures employing NuVasive’s products, risks related to government regulation of medical devices, risks related to NuVasive’s ability to effectively manage the growth of its business, risks related to ownership and enforcement of intellectual property rights, NuVasive’s ability to successfully develop new products, and other risks and uncertainties more fully described in NuVasive’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and NuVasive’s Prospectus filed pursuant to Rule 424 under the Securities Act of

1933. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

NUVASIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands,except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

Revenues:
MAS	$9,118	$4,018	$28,135	$12,069
Classic Fusion	2,704	2,617	10,268	10,586
Total revenues	11,822	6,635	38,403	22,655
Cost of goods sold	2,902	1,851	10,211	6,791

Gross profit	8,920	4,784	28,192	15,864

Operating expenses:
Research and development	2,711	2,009	8,957	6,310
Sales and marketing	5,967	4,163	19,131	12,609
General and administrative	2,358	1,562	8,584	6,185
Stock-based compensation	899	406	6,143	743
Total operating expenses	11,935	8,140	42,815	25,847
Interest income	309	41	694	138
Interest expense net	(2)	(249)	(217)	(418)
Other income (expense), net	(36)	1	(47)	136
Net loss	$(2,744)	$(3,563)	$(14,193)	$(10,127)

Historical net loss per share:
Basic and diluted	$(0.12)	$(2.27)	$(0.91)	$(6.30)
Weighted average shares- basic and diluted	23,675	1,572	15,615	1,607

Pro-forma information:
Operating expenses	$11,935	$8,140	$42,815	$25,847
Stock-based compensation	899	406	6,143	743
Pro-forma operating expenses excluding stock-based compensation	$11,036	$7,734	$36,672	$25,104

Net loss	(2,744)	(3,563)	(14,193)	(10,127)
Stock-based compensation	899	406	6,143	743

Net loss excluding stock-based compensation	$(1,845)	$(3,157)	$(8,050)	$(9,384)
Pro-forma basic and diluted net loss per share excluding stock-based compensation	$(0.08)	$(2.01)	$(0.52)	$(5.84)
Weighted average shares- basic and diluted	23,675	1,572	15,615	1,607

NUVASIVE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$8,560	$5,631
Short-term investments	47,602	4,017
Accounts receivable, net	6,770	3,728
Inventory, net	7,572	5,048
Prepaid expenses and other current assets	826	428
Total current assets	71,330	18,852
Property and equipment, net	6,419	3,390
Notes receivable from employee	—	21
Investments long-term	2,992	—
Other assets	29	108
Total Assets	$80,770	$22,371

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,206	$5,036
Accrued payroll and related expenses	3,135	2,242
Current portion of notes payable	—	3,493
Current portion of obligations under capital leases	5	306
Total current liabilities	9,346	11,077
Notes payable, less current portion	—	1,202
Obligations under capital leases, less current portion	13	22
Stockholders equity:
Preferred stock	—	32
Common stock	24	4
Additional paid-in capital	153,278	75,044
Notes receivable from stockholders	—	(188)
Deferred compensation	(3,442)	(566)
Accumulated deficit	(78,449)	(64,256)
Total stockholders’ equity	71,411	10,070
Total liabilities and stockholders’ equity	$80,770	$22,371

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